Exhibit 3(1)
NORFOLK SOUTHERN CORPORATION
ARTICLES OF RESTATEMENT

        The following restatement of the Corporation's Articles of Incorporation, which contains as an amendment not requiring shareholder approval a new Article 111, was adopted by the Corporation's Board of Directors at a meeting held on July 22, 1997.

RESTATED ARTICLES OF INCORPORATION
OF
NORFOLK SOUTHERN CORPORATION

ARTICLE I
        The name of the Corporation is NORFOLK SOUTHERN CORPORATION.

ARTICLE II

        The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

ARTICLE III

        The Corporation shall have authority to issue one billion, three hundred fifty million (1,350,000,000) shares of Common Stock, par value $1 per share, and twenty-five million (25,000,000) shares of Serial Preferred Stock, without par value.

A. Serial Preferred Stock

        1.  Issuance in Series. The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(h), both inclusive, of this Section 1 as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any shares of such series.

Exhibit 3(1)
  The shares of the Serial Preferred Stock of different series may vary as to:

(a) the number of shares constituting such series and the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes:

(b)  the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

(c) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

(d)  the price at and the terms and conditions on which shares may be redeemed;

         (e)  the amount payable upon shares in event of involuntary liquidation;

         (f)  the amount payable upon shares in event of voluntary liquidation;

         (g) any sinking fund provisions for the redemption or purchase of shares; and

         (h) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

        The shares of all series of Serial Preferred Stock shall be identical except as, within the limitations set forth above in this Section 1, shall have been fixed and determined by the Board of Directors prior to the issuance thereof.

        2. Dividends. The holders of the Serial Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, dividends in lawful money of the United States of America, at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be fixed for such series. Dividends, if cumulative and in arrears, shall not bear interest.

        No dividends shall be declared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect of dividends or assets (hereinafter called Junior Stock), and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders

Exhibit 3(1)
of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied, first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms "current dividend period" and "past dividend period" mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

        3. Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled. For the purposes of this Section 3, the expression "dividends accrued or in arrears" means, in respect of each share of the Serial Preferred Stock of any series at a particular time, an amount equal to the product of the rate of dividend per annum applicable to the shares of such series multiplied by the number of years and any fractional part of a year that shall have elapsed from the date when dividends on such shares became cumulative to the particular time in question less the total amount of dividends actually paid on the shares of such series or declared and set apart for payment thereon; provided, however, that, if the dividends on such shares shall not be fully cumulative, such expression shall mean the dividends, if any, cumulative in respect of such shares for the period stated in the articles of serial designation creating such shares less all dividends paid in or with respect to such period.

Exhibit 3(1)

        B. Common Stock

        1. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

        2. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full of all debts and other liabilities of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

        3. The holders of Common Stock shall be entitled to one vote per share on all matters.

ARTICLE IV

        No holder of capital stock of the Corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into such shares.

ARTICLE V

        The number of directors, unless otherwise fixed by the bylaws, shall be sixteen. The directors shall be divided into three classes, one of which shall be composed of six directors and two of which shall be composed of five directors. At each annual meeting of stockholders, the number of directors to be elected shall be equal to the number of directors whose terms of office then expire, except that, if the total number of directors shall have been increased or decreased, the number of directors then to be elected shall be as nearly as possible one third of the total number of directors, and each director shall hold office until the third succeeding annual meeting after his election; provided, however, that at no election shall a greater number of directors be elected than the number of vacancies then existing, and provided further that, upon any increase in the total number of directors, the additional vacancies shall be so assigned by the Board of Directors to classes that the number of directors of each class shall be as nearly equal as possible and the vacancies shall be filled for terms corresponding to the classes to which the vacancies are so assigned. Each director shall hold office until his successor shall have been elected, and the terms of office of directors elected by the Board of Directors to succeed former directors shall expire at the next stockholders' meeting at which directors are elected.

Exhibit 3(1)

ARTICLE VI

         1. in this Article:

         "expenses" includes, without limitation, counsel fees.

         "liability" means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

         "party" includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

"proceeding" means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

         2. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation made a party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article.

         3. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or while serving as such director or officer, is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding. A person shall be considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. To the same extent, the Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability and/or to advance or reimburse his expenses in respect of any proceedings arising from any act of omission, whether occurring before or after the execution of such contract.

         4. The provisions of this Article shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article shall impair or otherwise diminish the rights provided under this Article (including those created by contract) with respect to any act or omission occurring prior to such

Exhibit 3(1)
amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

         5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Section 2 or to his entitlement to indemnification under Section 3 of this Article.

         6.  Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the proposed indemnitee has met any standard of conduct that is a prerequisite to his entitlement to indemnification under Section 3 of this Article.

        The determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c) By special legal counsel:

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) or this section and a committee cannot be designated under subsection (b) of this section, selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

(d) By the stockholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Exhibit 3(1)
         Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such authorizations and evaluations shall be made by those entitled under subsection (c) of this section to select counsel.

         Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee, If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

        7. (a)  The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer (and may do so for a person referred to in Section 8 of this Article) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 if the director, officer or person furnishes the Corporation:

          (i) a written statement, executed personally, of his good faith belief that he has met any standard of conduct that is a prerequisite to his entitlement to indemnification under Section 3 of this Article; and

          (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

         (b) The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

          (c) Authorizations of payments under this section shall be made by the persons specified in Section 6.

        8. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Section 3. The

Exhibit 3(1)
provisions of Sections 4 through 6 of this Article shall be applicable to any indemnification provided hereafter pursuant to this section.

        9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

        10. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other, arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, bylaws or other arrangements shall not be affected by any such determination.

 11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

Exhibit 3(1)
        The shareholder vote required, of each voting group entitled to vote thereon, to approve an amendment to the Corporation's Articles of Incorporation is a majority of all votes entitled to be cast by that voting group, unless the Board of Directors conditions approval of such an amendment upon a greater vote.

Dated:  September 5, 1997

            NORFOLK SOUTHERN CORPORATION

             By /s/ David R. Goode
David R. Goode
              Chairman of the Board, President
              and Chief Executive Officer

[SEAL]    Attest /s/ Sandra T. Pierce
               Sandra T. Pierce
              Assistant Corporate Secretary
AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

Exhibit 3(1)

of

NORFOLK SOUTHERN CORPORATION

September 26, 2000

Pursuant to Section 13.1-369 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation, the Restated Articles of Incorporation of the Corporation are hereby amended to create a new series of 600,000 shares of Preferred Stock, designated as "Series A Junior Participating Preferred Stock" by adding the following as Section C to Article III of such Restated Articles of Incorporation:

C. Series A Junior Participating Preferred Stock

         1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 600,000.

         2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cashon the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after September 26, 2000 (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in

Exhibit 3(1)
shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Exhibit 3(1)
         3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common
Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(i)If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any Default Period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(b) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain

Exhibit 3(1)
cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Corporate Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (a)(i ii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (a)(iii), no such special meeting shall be called during the period within 60

Exhibit 3(1)
days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv) In any Default Period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting, as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (a)(iii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock that elected the director whose office shall have become vacant. References in this Paragraph (a) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate and (z) the number of directors shall be such number as may be provided for in the Restated Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of Paragraph (a)(i) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(c) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of

Exhibit 3(1)
Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors. after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Exhibit 3(1)
5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock. on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

Exhibit 3(1)

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the Outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock Outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Restated Articles of Incorporation of the Corporation, as amended hereby, shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Exhibit 3(1)

11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

of

NORFOLK SOUTHERN CORPORATION

June 4, 2010

The Restated Articles of Incorporation of Norfolk Southern Corporation are amended to declassify the Board of Directors by replacing Article V with the following:

ARTICLE V

The number of directors, unless otherwise fixed by the bylaws, shall be sixteen. At the 2011 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2012 Annual Meeting of Stockholders and until such director's successor shall have been elected and qualified. At the 2012 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2013 Annual Meeting of Stockholders and until such director's successor shall have been elected and qualified. At the Annual Meeting of Stockholders in 2013 and thereafter, the successors of the directors whose terms expire at that meeting shall be elected for a one year term expiring at the next Annual Meeting of Stockholders and until such director's successor shall have been elected and qualified. Each director shall hold office until his successor shall have been elected, and the terms of office of directors elected by the Board of Directors to succeed former directors shall expire at the next stockholders' meeting at which directors are elected.

AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

Exhibit 3(1)

of

NORFOLK SOUTHERN CORPORATION

June 12, 2020

The Restated Articles of Incorporation of Norfolk Southern Corporation are amended to (a) change the voting standard required to amend the Articles, (b) adopt a simple majority voting standard to approve a merger, share exchange, conversion, sale, or dissolution of the Corporation, and (c) adopt a majority voting standard to approve re-domestication of the corporation and affiliated transactions by replacing Article VII and adding a new Article VIII as follows:

ARTICLE VII

The shareholder vote required, of each voting group entitled to vote thereon, to approve an amendment to the Corporation’s Articles of Incorporation is a majority of all votes entitled to be cast by that voting group, unless the Virginia Stock Corporation Act (the “VSCA”) conditions approval of such an amendment upon a greater vote.

ARTICLE VIII

Any action on a matter involving:
(a)a plan of merger or acquisition for which the VSCA requires shareholder approval;
(b)a share exchange for which the VSCA requires shareholder approval;
(c)the conversion of the Corporation;
(d)a sale of all or substantially all the Corporation’s property for which the VSCA requires shareholder approval; or
(e)the dissolution of the Corporation
shall require the approval, by the affirmative vote, of a majority of the votes cast thereon.

Any action on a matter involving:

(a)the re-domestication of the Corporation; or
(b)an affiliated transaction for which the VSCA requires shareholder approval shall require the approval, by the affirmative vote, of a majority of the votes entitled to be cast thereon.